Exhibit 99.1

Press release dated May 4, 2007 to announce Thomas H. Lyles

Exhibit 99.1

News Release
Contact: Media: Robert E. "Chip" Coffee, Jr., President and Chief Executive Officer 843 388-8433
                Alan W. Jackson, Executive Vice President and Chief Financial Officer 843 388-8433
Website: www.tidelandsbank.com

FOR IMMEDIATE RELEASE

Tidelands Bancshares, Inc. Announces New Executive Officer – Thomas H. Lyles

Mt. Pleasant, SC, May 4, 2007 - Tidelands Bancshares, Inc. (NASDAQ: TDBK), holding company for Tidelands Bank, today announced that Thomas H. Lyles has been named Executive Vice President and Chief Administrative Officer as of April 30, 2007. Thomas and his wife currently reside in Aiken, SC, but will be transitioning to Charleston, SC.

Mr. Lyles brings thirty-two years of banking experience to Tidelands. He has held various executive positions with People’s Community Bank, Carolina Southern Bank and Bank of America. He served as President, COO and Director at People’s Community Bank and its holding company, People’s Community Capital Corporation. He also served as Executive Vice President, CFO, COO, Corporate Secretary, Trust Officer and Director at Carolina Southern Bank of Spartanburg, SC.

Mr. Lyles is a graduate of Wofford College, Spartanburg, SC. He attended the School of Bank Administration at the University of Wisconsin and received his MBA at the University of South Carolina.

Thomas will oversee several departments at Tidelands Bank including branch administration, human resources, marketing, deposit and loan operations, and retail banking. He will report to Chip Coffee, CEO and President of Tidelands Bank.